Exhibit T3A.41

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CBL-TRS MEMBER I, LLC”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF DECEMBER, A.D. 2007, AT 4:22 O’CLOCK P.M.

4470067 8100	Harriet Smith Windsor, Secretary of State

	AUTHENTICATION:	6221310
071298395	DATE:	12-10-07

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:25 PM 12/07/2007 FILED 04:22 PM 12/07/2007 SRV 071298395 - 4470067 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

●	First: The name of limited liability company is	CBL-TRS Member 1, LLC

●	Second: The address of its registered office in the State of Delaware is	2711 Centerville Road Suite 400
in the City of	Wilmington, DE 19808	. The
name of its Registered agent at such address is
Corporation Service Company
●	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)
●	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof the undersigned have executed this Certificate of Formation this      7th      day of      December     , 2007.

By:
Authorized Person(s)

Name:	Jeffery V. Curry, Organizer
Typed or Printed